EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

by and among

MILES CAPITAL HOLDINGS, INC.

and

WEST BANCORPORATION, INC.

and

WB CAPITAL MANAGEMENT INC.

October 1, 2009

TABLE OF CONTENTS

ARTICLE 6 COVENANTS		29
6.1.	Pre-Closing Covenants	29
6.2.	Registered Fund Proxy Statements; Registration Statements.	32
6.3.	Investment Company Act.	33
6.4.	Post-Closing Covenants	33
6.5.	Benefit Plans	34
6.6.	Seller’s Covenant Not to Compete or Solicit	36
6.7.	Certain Tax Matters.	36

ARTICLE 7 SURVIVAL AND INDEMNIFICATION		38
7.1.	Survival of Representations and Warranties	38
7.2.	Indemnification Obligations of Seller	38
7.3.	Indemnification Obligations of Buyer	39
7.4.	Due Diligence	39
7.5.	Indemnification Procedures	39

ARTICLE 8 CONDITIONS TO THE CLOSING		40
8.1.	Conditions of Buyer’s Obligation	40
8.2.	Conditions of Seller’s Obligation	42

ARTICLE 9 MISCELLANEOUS		43
9.1.	Termination	43
9.2.	Transaction Expenses	44
9.3.	Amendments	44
9.4.	Successors and Assigns	44
9.5.	Governing Law	44
9.6.	Notices	44
9.7.	Schedules and Exhibits	45
9.8.	Counterparts	45
9.9.	No Third Party Beneficiaries	45
9.10.	Headings	45
9.11.	Entire Agreement	46
9.12.	Severability	46
9.13.	Construction	46
9.14.	Public Announcements	46

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of October 1, 2009, by and among Miles Capital Holdings, Inc., a Delaware corporation (“Buyer”), WB Capital Management Inc., an Iowa corporation (the “Company”), and West Bancorporation, Inc., an Iowa corporation (“Seller”).  Buyer, Seller and the Company are each individually referred to in this Agreement as a “Party” and are collectively referred to as the “Parties.”

BACKGROUND

WHEREAS, Seller owns 1000 shares of common stock, par value $.01 per share, of the Company constituting all the issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the “Shares”).

WHEREAS, Seller desires to sell, and Buyer desires to purchase the Shares on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below:

“Acquisition Transaction” has the meaning set forth in Section 6.1(f).

“Advisory Agreement(s)” means all agreements and arrangements for the performance of investment advisory services for any Client.

“Advisor Compliance Policies” has the meaning set forth in Section 4.8.

“Affirmative Consent Client” means any Client with respect to which affirmative and/or written Consent is expressly required under such Client’s Advisory Agreement, as set forth in Section 4.20 of the Disclosure Schedule.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assets Under Management” means the assets of Clients under management by the Company pursuant to Advisory Agreements.

“Business” means the business of the Company as conducted on the date of this Agreement.

“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Des Moines, Iowa generally are closed for business.

“Buyer” has the meaning set forth in the preamble.

“Client” means any Person to which the Company provides investment advisory services pursuant to an Advisory Agreement.

“Client Notice” has the meaning set forth in Section 6.1(h).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Purchase Price” has the meaning set forth in Section 2.2.

“COBRA” means the requirements of Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other employee benefit plan, program or arrangement (including any “nonqualified deferred compensation plan” subject to Code section 409A) that the Company maintains or contributes to, or under which any employee or former employee (or their beneficiaries or dependents) of the Company has any rights.

“Company Intellectual Property” means any Intellectual Property owned or used by the Company.

“Company Permits” has the meaning set forth in Section 4.7(a).

“Company SEC Documents” has the meaning set forth in Section 4.7(b).

“Computer Systems” means any combination of the computer software (including source code, executable code, databases and related documentation), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software systems that are used or relied on by the Company.

“Consent” means any authorization, filing, notice, consent or approval.

“Contingency Payments” has the meaning set forth in Section 2.2.

“Disclosure Schedule” means the disclosure schedule prepared by Seller attached to this Agreement which sets forth the exceptions to the representations and warranties contained in Articles 3 and 4, and certain other information called for by the Agreement.

“Environmental Laws” means all Legal Requirements concerning occupational safety and health hazards, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code, or Section 4001(a)(14) or 4001(b) of ERISA.

“Filings” has the meaning set forth in Section 4.8(c).

“Financial Statements” has the meaning set forth in Section 4.5.

“FINRA” means the Financial Industry Regulatory Authority and any predecessors.

“Fund” means any Registered Fund and Private Fund.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Entity” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) Government or quasi Government authority of any nature, including without limitation the SEC or FINRA; (iv) multi-national organization or body; or (v) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indebtedness” of any Person shall mean the following, excluding payables incurred in the Ordinary Course of Business:  (a) all indebtedness of such Person to lending institutions and all other indebtedness for borrowed money created, incurred or accrued by such Person or guaranteed by such Person or for which such Person is otherwise liable or responsible (including an agreement to assume the indebtedness of others); (b) all obligations of such Person under capital leases; (c) all liability of such Person in respect of bankers acceptances or letters of credit; (d) all amounts owing by such Person under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements; (e) all indebtedness secured by any mortgage, indenture or deed of trust upon any assets of such Person even though such Person may not have assumed or become liable for the payment of such indebtedness; (f) all accruals of management or other fees payable to the Seller or any Affiliate of the Seller; (g) all liability for deferred taxes; and (h) all interest, fees and other expenses with respect to any of the foregoing, excluding, however, any Transaction Expenses.

“Indemnification Claim Notice” has the meaning set forth in Section 7.5(a).

“Indemnified Party” means a Party who is seeking indemnification under Section 7.2 or 7.3.

“Indemnifying Party” means a Party from whom indemnification is being sought under Section 7.2 or 7.3.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any or all of the following: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, corporate names, trade names, slogans, brand names, logos and Internet domain names, together with goodwill associated with any of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know how and inventions; (vi) computer software (including all source code and related documentation); and (vii) all other intellectual property and proprietary rights.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Knowledge” means, (i) with respect to an individual, the actual knowledge of such individual; and (ii) with respect to a Person other than an individual, the actual knowledge of any individual who is serving as a director, manager, member or officer (or similar executive) of such Person.  The Company’s Knowledge means the Knowledge of Doug Gulling, Amy Mitchell, Tom Myers, Marie Roberts, John McKinney, Vera Lichtenberger, Alice Jensen, David R. Milligan and Brad L. Winterbottom.  The Seller’s Knowledge means the Knowledge of Doug Gulling.

“Largest Clients of the Company” means the 26 largest Clients of the Company measured by revenues as of the six month period ended June 30, 2009 and identified in Section 4.20(c) to the Disclosure Schedule.

“Latest Balance Sheet” means the Company’s unaudited balance sheet as of June 30, 2009.

“Legal Requirement” means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator, Government Entity or self-regulatory organization.

“Liability” has the meaning set forth in Section 4.4.

“Lien” means any mortgage, claim, pledge, security interest, charge, lien, restriction, reservation, option or other right to purchase or any other encumbrance whatsoever.

“Loss” means, with respect to any Person, any liability, cost, damage, deficiency, penalty, fine, Lien, fee, or other loss or expense, including court costs and reasonable attorneys’ fees and expenses, whether or not arising out of a third party claim, against or affecting such Person.

“Material Adverse Effect” means any effect, or series of effects that, individually or in the aggregate, materially adversely affects, or would be reasonably likely to materially adversely affect, the Business, operations or financial condition of the Company.

“Material Contracts” has the meaning set forth in Section 4.16(a).

“Negative Consent Client” means any Client with respect to which affirmative and/or written Consent is not expressly required under such Client’s Advisory Agreement, the Investment Advisers Act or the Investment Company Act, as set forth in Section 4.20 of the Disclosure Schedule.

“Net Working Capital” means current assets less current liabilities as set forth in Section 4.5 of the Disclosure Schedule.

“Parties” has the meaning set forth in the preamble.

“Permitted Liens” means (i) liens for Taxes or assessments and similar charges, which are not yet due or delinquent or are being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction for amounts not yet due and payable or which are being contested in good faith, (iii) zoning, entitlement, building and other land use regulations which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber, and (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, a labor union, or a Government Entity.

“Prepayment Contingency Amount” has the meaning set forth in Section 2.2(B).

“Private Fund” means each vehicle for collective investment (in whatever form of organization, including, but not limited to, a corporation, company, limited liability company, partnership association, trust or other entity, and including each separate portfolio or series of any of the foregoing) that is not registered or required to be registered with the SEC as an investment company under the Investment Company Act, but only during the period with respect to which the Company acted or acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser or in a similar capacity.

“Proprietary Information Technology Systems” means the Computer Systems (or portions of Computer Systems) that the Company (either directly or through a third Person) have developed, customized or enhanced, or are in the process of developing, customizing or enhancing.

“Real Property” has the meaning set forth in Section 4.12.

“Registered Fund” means each vehicle for collective investment (in whatever form of organization, including, but not limited to, a corporation, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) the interests of which are publicly offered and that is registered or required to be registered with the SEC as an investment company under the Investment Company Act, but only during the period with respect to which the Company acted or acts as sponsor, general partner, managing member, trustee, investment manager, investment adviser or in a similar capacity.

“Registered Fund Board” means the board of directors or trustees (or persons performing similar functions) of a Registered Fund.

“Registered Fund Consent” has the meaning set forth in Section 6.1.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Seller” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the preamble.

“Subsidiaries” means each corporation, limited liability company, partnership, association, trust or other business entity of which the Company owns beneficially or of record any equity security of such person except for interests held for clients.

“Target Net Working Capital” means $200,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, report, information return or other document relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Transaction Documents” means this Agreement, the Promissory Note, Pledge Agreement, Investment Advisory Agreement, Transition Services Agreement, Access Agreement and any other document contemplated by this Agreement.

ARTICLE 2
PURCHASE, SALE AND EXCHANGE OF SHARES

2.1.           Purchase and Sale.  At the Closing, subject to the terms and conditions set forth in Article 8, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Buyer, all of the right, title and interest of Seller in and to the Shares.

2.2.           Closing Purchase Price.  The aggregate purchase price for the Shares (the “Closing Purchase Price”) shall be as follows:  (A) two million dollars ($2,000,000.00) consisting of  a two million dollar ($2,000,000.00) seven year promissory note (the “Note Consideration”) in a form reasonably satisfactory to the Parties (the “Promissory Note”) secured by a pledge of the Shares pursuant to a Pledge Agreement in a form reasonably satisfactory to the Parties (the “Pledge Agreement”); and (B) contingency payments from Buyer equal to 20% of the amount that the Company’s annual revenues in each of the fiscal years ending December 31, 2010, 2011, 2012, 2013 and 2014 exceed $5.0 million (the “Contingency Payments”), except that to the extent that the Company’s annual revenues in any of these years does not exceed $5.0 million, the Contingency Payment will not be owed and will be reduced for subsequent years in an amount equal to 20% of the amount that the Company’s annual revenues fall below $5.0 million.  By way of example only, if on December 31, 2010, the Company’s annual revenues are $4.0 million, then no Contingency Payment will be owed for 2010, and a $200,000 credit toward any future Contingency Payment will be carried forward to subsequent years until exhausted.  Buyer may prepay the Contingency Payment obligation at any time by paying to Seller $1.17 million in cash less any Contingency Payments previously paid (the “Prepayment Contingency Amount”).  Contingency Payments are due on or before March 15th following fiscal year end in which a Contingency Payment is due.

2.3.           The Closing.  The closing of the purchase, sale and exchange of the Shares and the transactions relating thereto (the “Closing”), shall take place at the offices of Seller in West Des Moines, Iowa (or at such other location as the Parties may agree), commencing at 9:00 a.m. local time, subject to the provisions of Section 9.1, on the second day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties shall take at the Closing).  The date and time of the Closing are referred to as the “Closing Date.”

2.4.           Delivery of Shares.  At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article 8, Buyer shall deliver the Promissory Note and Pledge Agreement to Seller.  Seller shall deliver the certificates representing the Shares duly endorsed for transfer in blank, or accompanied by stock transfer powers duly executed in blank by Seller.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES ABOUT SELLER

Except as otherwise set forth on the Disclosure Schedule:

3.1.           General.  Seller represents and warrants to Buyer that:

(a)        Organization, Power and Authorization.  Seller is duly incorporated and is in good standing under the laws of the State of Iowa, and (ii) has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.

(b)  Binding Effect and Noncontravention.

(i)     This Agreement has been duly executed and delivered by Seller and constitutes, and each other Transaction Document to which such Seller is a party when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity).

(ii)     The execution, delivery and performance of the Transaction Documents by Seller do not (A) violate any material Legal Requirement to which Seller is subject, any provision of its charter or bylaws or equivalent organizational documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which Seller’s assets are subject, (C) result in the creation of any Lien on Seller’s Shares, or (D) require any Consent by or to any Person.

3.2.         Ownership Matters.  Seller represents and warrants to Buyer that it holds of record, owns beneficially, and has good and marketable title to the Shares, free and clear of all Liens.  The Shares represent all of the issued and outstanding shares of common stock of the Company and there are no other classes of equity outstanding.  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of such Shares.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
ABOUT THE COMPANY

Except as otherwise set forth on the Disclosure Schedule, Seller represents and warrants to Buyer that:

4.1.         Organization, Power and Authorization.  The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Iowa.  The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required (with each such jurisdiction being listed in Section 4.1 of the Disclosure Schedule), except where the lack of such qualification would not have a Material Adverse Effect.  The Company has the organizational power to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  Seller has delivered to Buyer true, correct and complete copies of the articles or certificate of incorporation and other organizational documents of the Company.  Section 4.1 of the Disclosure Schedule lists the officers, directors and employees of the Company.  The Company has no Subsidiaries.

4.2.     Binding Effect and Noncontravention.

(a)     Each Transaction Document to which the Company is a party, when executed and delivered, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)     The execution, delivery and performance by the Company of the Transaction Documents to which it is a party do not (i) violate any material Legal Requirement to which the Company is subject or its certificate or articles of incorporation, bylaws or equivalent organizational documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, not renew, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other material arrangement to which the Company is a party or by which the Company is bound or to which the Company’s assets are subject, (iii) result in the creation of any Lien on any assets of the Company, or (iv) require any Consent by or to any Person except as set forth in Section 4.2(b) of the Disclosure Schedule with respect to (1) Consents required from any Government Entity, (2) Consents required from any Clients, and (3) Consents required under any Material Contracts.

4.3.     Required Filings and Consents.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any international, foreign, supranational, national, federal, state, provincial or local Government, regulatory or administrative authority, including the SEC and any self-regulatory authority (“SRO”) (including the New York Stock Exchange, or any successor entity or entities thereto (collectively, the “NYSE”), FINRA, the National Futures Association (the “NFA”)), the Municipal Security Rulemaking Board (“MSRB”), or other agency, commission, court, tribunal or arbitral body, whether domestic or foreign, and in each case whether legislative, executive, judicial or otherwise other than: (i) any filings with, and approvals from, relevant state securities administrators or related to the blue sky laws of Iowa; (ii) the filings or notices required or contemplated under the Investment Advisers Act or Investment Company Act; (iii) the filings or notices required by, and any approvals required under the rules and regulations of FINRA or other SROs (including the NYSE, the NFA and MSRB)); and (iv) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(a)     The Company is and has been since January 1, 2004, in compliance with applicable Laws, except for such events of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)     The Company has all material licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Government Entity to the Company that is necessary for the conduct of the Business, each of which is listed in Section 4.3(b) of the Disclosure Schedule (the “Company Permits”).  All Company Permits are in full force and effect in all material respects and are not subject to any suspension, modification or revocation or proceedings related thereto.  The Company has not received notice or communication asserting any violation of a Company Permit by the Company.  The Company is not in any material violation, or has not been in material violation since January 1, 2004, of any Legal Requirements (including any environmental law or regulation) except those that would not have a Material Adverse Effect.  The Company has not received any notice or communication since January 1, 2004, asserting any violation of Legal Requirements (including any environmental law or regulation) by the Company except those that would not have a Material Adverse Effect.  The consummation of the transactions contemplated by this Agreement, in and of themselves, will not cause the revocation, termination or cancellation of any Company Permit except those that would not have a Material Adverse Effect.

(c)     Except for normal examinations conducted by any Government Entity in the regular course of the business of the Company since January 1, 2004, through the date of this Agreement, no Government Entity has, to the Knowledge of the Company, initiated, and no Government Entity has provided written notice to the Company of any threatened proceeding or investigation into the business or operations of the Company.  Except for normal examinations conducted by any Government Entity in the regular course of the business of the Company, since the date of this Agreement, no Government Entity has, to the Knowledge of the Company, initiated, and no Government Entity has provided written notice to the Company of any threatened proceeding or investigation into the business or operations of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  There is no deficiency, violation or exception claimed or asserted in writing since January 1, 2004, through the date of this Agreement by any Government Entity with respect to any examination of the Company to the Knowledge of the Company, has not been resolved in all material respects.  Except for deficiencies, violations or exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no deficiency, violation or exception claimed or asserted in writing since the date of this Agreement by any Government Entity with respect to any examination of the Company.

(d)     Each employee of the Company who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson or equivalent with any Government Entity is duly registered as such and such registration is in full force and effect, except where the failure to be so registered, individually or in the aggregate, would not reasonably be expected to have  a Company Material  Adverse Effect.

(e)     The Company has made available to Buyer a true and correct copy of each material no-action letter and exemptive order issued by the SEC to any of the Company or any Fund that remains applicable to its respective business as conducted on the date of this Agreement.  The Company and the Funds are in compliance in all material respects with any such material no-action letters and exemptive orders.

4.4.     Capitalization; Subsidiaries.

(a)     The Company currently has 1000 shares of common stock (par value $.01 per share) issued and outstanding.  All of the issued and outstanding shares of common stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable.  There are no (i) pre-emptive rights outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its shares of common stock; or (ii) options, phantom stock, stock appreciation right, warrant, equity profit participation or similar right with respect to the Company.

(b)     The Company has no Subsidiaries.

4.5.     Financial Statements; Undisclosed Liabilities.  Section 4.5(a) to the Disclosure Schedule contains the following financial statements (the “Financial Statements”):  (i) the Seller’s consolidated audited balance sheets and related consolidated statements of income, stockholders’ equity, and statements of cash flows for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006; and unaudited financial statements as of June 30, 2009; and (ii) the Company’s unaudited balance sheet and related statement of income for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006; and for the six months ended June 30, 2009.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Company as of such dates and the results of operations for the periods specified; provided, that the unaudited June 30, 2009 Financial Statements described above are subject to normal year-end adjustments (which adjustments would not be material, individually or in the aggregate, and would be of a normal and recurring type) and absence of footnotes and other presentation items (which notes would be consistent in all material respects with the notes to the Seller’s most recent audited Financial Statements).

The Company has no liability or obligation of whatever kind or nature (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) that would be required by GAAP to be disclosed on the Financial Statements (“Liability”), except for any Liabilities:  (i) set forth on the face of the Financial Statements; (ii) listed in Section 4.5 of the Disclosure Schedule; (iii) that have arisen in the ordinary course of business since the date of the Latest Balance Sheet (which do not result from or arise out of, does not relate to, is not in the nature of and was not caused by any breach of contract, breach of warranty, tort, infringement or violation of applicable law); (iv) under this Agreement or any ancillary document or in connection with the transactions contemplated herein or therein; or (v) disclosed as a Liability in another section of the Disclosure Schedule.  The Company’s Net Working Capital as of the Latest Balance Sheet Date is stated in Section 4.5(b) of the Disclosure Schedule along with the account values used in its determination.

4.6.     Events Subsequent to the Latest Balance Sheet.  Since the date of the Latest Balance Sheet:

(a)   except as disclosed in Section 4.6(a) of the Disclosure Schedule, there has been no event or occurrence that has resulted in a Material Adverse Effect, and

(b)  except as expressly contemplated by this Agreement, the Company has not:

(i)        incurred any Indebtedness or incurred or become subject to any material liabilities (other than liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business);

(ii)      mortgaged, pledged or become subjected to any Lien (other than Permitted Liens) on any of its assets;

(iii)     sold, assigned, transferred, leased or licensed any material assets, except in the ordinary course of business;

(iv)     sold, assigned, transferred, leased or licensed any material Intellectual Property, except in the ordinary course of business;

(v)      suffered any material extraordinary losses or waived any rights of material value;

(vi)     issued, sold or transferred any of its equity securities, securities convertible into its equity securities or other equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

(vii)    made any material capital expenditures or commitments therefor, except in the ordinary course of business;

(viii)   declared or made any payment or distribution of cash or other property to equity holders other than a $600,000 dividend payable by Company to Seller, or purchased or redeemed any stock units or other equity securities ;

(ix)      made any material changes in any employee compensation, benefits, severance or termination agreement, other than routine salary increases in the ordinary course of business; or

(x)     agreed to do any of the foregoing.

4.7.     Title to Assets.  The Company has good and marketable title to, or a valid leasehold interest in, the tangible personal property used in the conduct of the Business, free and clear of all Liens (other than Permitted Liens), except for any tangible personal property disposed of in the ordinary course of business after the date hereof.  The tangible personal property owned or used by the Company is free from known material defects and is in good operating condition and repair (subject to normal wear and tear).  The Company owns or has valid rights to use all of the tangible personal property reasonably necessary for the conduct of the Business.

4.8.     Investment Advisers Act Compliance.  The Company is registered as an investment adviser under the Advisers Act and has been since January 1, 2004, duly registered as an investment adviser under the Investment Advisers Act.  The Company and each investment adviser representative thereof is, and at all times required by Legal Requirements has been, duly licensed or qualified in each state or any other jurisdiction where the conduct of the Business required such licensing or qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  Each of the aforementioned registrations, licenses and qualifications, as of the date hereof, is in full force and effect in all material respects.  The Company has in effect, and at all times required by Legal Requirements has had in effect, (i) a written policy regarding insider trading and the protection of material non-public information, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act, (iii) policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties designed to assure compliance with Legal Requirements, (iv) a proxy voting policy as required by Rule 206(4)-6 under the Investment Advisers Act, (v) policies and procedures with respect to business continuity plans in the event of business disruptions and (vi) all such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act (collectively, “Adviser Compliance Policies”), and has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7.  Copies of all such Investment Adviser Compliance Policies have been provided or made available to Buyer.  All such Adviser Compliance Policies comply in all material respects with Legal Requirements, including Sections 204A and 206 of the Investment Advisers Act, and there have been no material allegations of violations by any employee or client of the Company or any of its Affiliates or any Government Entity of material violations of such Adviser Compliance Policies since January 1, 2004.  The policies of the Company with respect to avoiding conflicts of interest, to the extent they are required to be disclosed pursuant to Legal Requirements, are as set forth in its most recent Form ADV.

(a)     Since January 1, 2004, each Form ADV of the Company, as of the date of filing with the SEC (and with respect to Form ADV Part II or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has implemented written policies and procedures as required by applicable Law (including Rule 206(4)-7 under the Investment Advisers Act), complete and correct copies of which (including any reports or filings under such policies and procedures since January 1, 2004 relating to compliance by the Company and its employees subject thereto) have been delivered to Buyer and, except as otherwise noted in any such reports or filings, the Company has been in compliance, in all material respects, with such policies and procedures.

(b)     Regulatory Inspection Letters.  The Company has provided Buyer with a copy of all regulatory audit, inspection or examination letters from the SEC, FINRA or other federal, state or local authorities with regulatory jurisdiction over the Company, and the Company’s responses to each such letter.

(c)     Regulatory Filings.  The Company has filed all registrations, reports, statements, notices and other material filings required to be filed with the SEC, the FINRA and any other Government Entity, including all amendments or supplements to any of the above (the “Filings”).  The Filings complied with the requirements of Legal Requirements.  The Company and Seller have listed on Disclosure Schedule 4.8(c) and made available to Buyer complete and correct copies of all Filings made by the Company within the past five years (including, but not limited to, all filings on Form ADV).

(d)     Compliance with Advisory Agreements.  The Company has complied in all material respects with all applicable obligations, requirements and conditions of each Advisory Agreement, with all enforceable instructions from Clients and with Legal Requirements.

(e)     “Soft Dollar” Services.  The receipt of soft dollar brokerage and research benefits and services by the Company qualifies and has at all times qualified for the safe harbor afforded by Section 28(e) of the Securities Exchange Act, and the Company has complied with all related disclosure rules in all material respects.  The Company has satisfied in all material respects its duty of “best execution” (as such term is understood under the Investment Advisers Act) for all Clients for whom it exercises trading discretion.

(f)     Anti-Money Laundering.  The Company has a written anti-money laundering program and a written customer identification program, copies of which have been made available to Buyer, and has complied with the terms of such programs and Legal Requirements in all material respects.

(g)     Registrations.  Except for the registration of the Company as an investment adviser, none of the Company, or its respective directors, officers or employees is required to be registered, licensed or qualified as a commodity broker dealer, broker-dealer commodity pool operator, futures commission agent, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance producer, insurance agent or insurance broker.  The Company has not received notices of, and is not aware of any basis for, any pending proceeding concerning any failure to obtain any such registrations.

(h)     Performance Information.  To the Company’s Knowledge, all performance information provided, presented or made available by or at the direction of the Company to any Client has complied in all material respects with Legal Requirements.  The Company maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in a composite (current and historical performance results) as required by Legal Requirements.

(i)     Trade Allocations.  The Company has adopted and implemented procedures or practices for the allocation of securities purchased for its Clients that comply in all material respects with Legal Requirements, including procedures or practices relating to the allocation to Clients or other accounts of securities in which the Company or any of its officers, directors employees or Affiliates has an interest.

(j)     Directed Brokerage.  The Company has not directly or indirectly caused a securities transaction to be effected on behalf of any Client that involved a directed brokerage arrangement that did not comply in all material respects with Legal Requirements.

(k)     Revenue Sharing Agreements.  Neither the Seller nor the Company has directly or indirectly been a party to, participated in or facilitated any revenue sharing practice or agreement that did not comply in all material respects with Legal Requirements.

(l)     Financial Products.  To the Knowledge of Seller, all financial products sold, distributed, issued or administered by the Company have been sold, distributed, issued and administered by the Company, in all material respects, in accordance with all Legal Requirements and the terms of the disclosure, selling or offering documents relating thereto.

(m)     Compliance with Investment Company Act.  Each Client’s account is and has at all times been managed on the basis of the Client’s individual financial situation and investment objectives, and in accordance with restrictions, if any, imposed by the Client on the management of the account.  The Company obtains information about each Client’s financial situation and investment objectives (including any restrictions that the Client may wish to impose regarding the management of the account) at the time the account is opened, contacts the Client not less frequently than annually to determine whether there have been any changes regarding that information, and notifies the Client in person or in writing at least quarterly that the Company should be contacted if there are any such changes.  The Company is reasonably available to consult with each Client regarding the management of such Client’s account.  Each Client is, and has been, provided with account statements at least quarterly containing a description of all activity in the Client’s account.  Each Client retains certain indicia of ownership of the securities and funds in the Client’s account, including the right to withdraw such securities or funds, the right (unless delegated in writing to the Company) to vote securities in the account, and the right to proceed directly as a security holder against the issuer of the securities in the account without the obligation to join other Clients (or any other person or party) as a condition precedent to initiating such proceeding.

(n)     Pay to Play Practices.  Except as disclosed in Section 4.8(n) of the Disclosure Schedule, the Company, its officers, directors, employees or Affiliates have not made political contributions in excess of $250 per election per candidate to any political candidate that has or could influence the selection of the Company as an investment adviser to public pension funds or similar government plans.  Neither the Company nor its officers, directors, employees or Affiliates have solicited contributions through third parties or political action committees for elected officials or political parties that could influence the selection of the Company as an investment adviser for any Client.  Except as disclosed in Section 4.8(n) of the Disclosure Schedule, none of the Company, its officers, directors, employees or Affiliates has paid any Person to solicit public pension funds or similar Funds for Governmental Entities.

(o)     Custody.  Except as disclosed in Section 4.8(o) to the Disclosure Schedule, no separate Consent is required from custodians of Client Assets Under Management other than Consents described in Section 6.1 hereof.

(p)     Advertising.  All advertising, performance materials, promotional information, marketing and similar materials, whether oral, written, electronic or otherwise has complied and complies with the requirements of the Investment Advisers Act, the Investment Company Act and applicable rules and requirements of the Global Investment Performance Standards (“GIPS”).

4.9.     Tax Matters.  All federal, state, local and foreign Tax Returns, including information returns, required to be filed by or on behalf of the Company through the date hereof have been timely and properly filed.  To the Knowledge of Seller and Company all such Tax Returns correctly and accurately set forth in all material respects the amount of any Taxes relating to the applicable period.  All Taxes required to be paid by or on behalf of the Company either directly, as part of the consolidated Tax Return of another taxpayer, or otherwise, whether disputed or not and whether or not shown on any Tax Return, have been paid in full, except for Taxes which have not yet accrued or otherwise become due or for which there is an adequate reserve on the financial statements of the Company as of the date hereof.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens, charges, claims, restrictions or encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.  All Taxes and other assessments and levies which the Company was or is required to withhold or collect have been withheld and collected and have been paid over to the proper Government authorities.  Neither the Company nor Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax payment, assessment, deficiency or collection.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.  Neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Company or Seller, threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the Company.  The Company is not a party to any Tax allocation, Tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after Closing.  The Company has no liability for the taxes of any Person (other than the Company) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  The Seller is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.  Neither the Company nor any other Person (including Seller) on behalf of the Company has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company.

4.10.     Environmental Matters.  The Company is in compliance with all applicable Environmental Laws.  The Company is in compliance with all permits, licenses and other authorizations that may be required pursuant to the Environmental Laws.  The Company has not received any written notice from any Government Entity of any actual or alleged violations or liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws, and to the Company’s Knowledge no other Person has alleged any violations or liabilities of or under any Environmental Laws.  This Section 4.10 contains the sole and exclusive representations and warranties of Seller with respect to any matters arising under any Environmental Laws.

4.11.     Intellectual Property.

(a)     Set forth on Section 4.11(a) of the Disclosure Schedule are all of the following that are owned or used by the Company, together in each case with the applicable serial number or registration number, the applicable jurisdictions(s)/territory(ies), and the name of the owner of such item:  (i) patents and patent applications; (ii) registered trademarks and service marks, applications to register trademarks and service marks, and material common law marks; (iii) registered copyrights and applications to register copyrights, and material unregistered copyrights; (iv) domain names; (v) all Intellectual Property (except for commercially available off-the-shelf software where the aggregate value of all licenses of the same or substantially identical software is less than $10,000) owned by any Person that the Company uses under any license, sublicense, grant, or other agreement and that is material to the Business.  With respect to those items scheduled pursuant to clauses (i)-(iv) of this paragraph, each such item is valid, subsisting and enforceable.

(b)     The Company has (and at all times when used has had) a valid right to use all Intellectual Property that has been used in the conduct of the Business, without any obligation or liability whatsoever to make any payments by way of royalties, fees or otherwise (other than pursuant to agreements set forth on Section 4.16 of the Disclosure Schedule or the non-disclosure of which would not constitute a misrepresentation under Section 4.16).  The Company owns all of the Intellectual Property purported to be owned by it free and clear of all Liens other than Permitted Liens.  The consummation of the transactions contemplated by this Agreement will not alter or impair any ownership or license rights in any Company Intellectual Property.  None of the Company Intellectual Property is owned in whole or in part by Seller or employees of the Company.  The Company owns or has valid licenses to all Intellectual Property that is required to operate the Business as it is presently being conducted as is reasonably expected to be conducted in the future.

(c)     The Company has not received any claims during the three year period prior to the date of this Agreement alleging that the Company has infringed, misappropriated or otherwise violated the Intellectual Property of any other Person or regarding the validity, enforceability or ownership of any of the Company Intellectual Property.  No Person is, to the Company’s Knowledge, infringing upon, misappropriating or otherwise violating any material Intellectual Property owned or used by the Company, and the Company has not made any claims or threats alleging any such infringement, misappropriation or violation by any Person.  The Company is not and has not, to its knowledge, infringed upon, misappropriated or otherwise violated the Intellectual Property of any other Person.

(d)     Set forth on Section 4.11(d) of the Disclosure Schedule are all material Proprietary Information Technology Systems which are either existing or are under development and identifies the owner of each material Proprietary Information Technology System.  The Disclosure Schedule also sets forth all other material Computer Systems used in the Business and identifies who is the owner or licensee of each material Computer System.  The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials which describe the operation, functions and technical characteristics applicable to the Proprietary Information Technology Systems set forth on the Disclosure Schedule are true, correct and complete in all material respects and sufficient to permit the Company to support and maintain the products and services of the Business.  The copyright for each of the Proprietary Information Technology Systems set forth on Section 4.11 (d) of the Disclosure Schedule is owned by the Company.

(e)     Each Computer System used in the Business substantially conforms to the Company’s functional requirements, design specifications, documentation and other specifications.  The Company has not experienced any material interruptions, errors, data losses, data integrity problems, hacking attempts, security breaches or other material problems related to any Computer System used in the Business which has had a Material Adverse Effect.

4.12.     Real Estate.

(a)     The Company owns no real property.  Set forth on Section 4.12 of the Disclosure Schedule is all real property leased by the Company (the “Real Property”).  The Real Property comprises all of the real property used or intended to be used in the Business and the Company is not a party to any agreement or option to purchase any real property or interest therein.

(b)     Set forth on Section 4.12 of the Disclosure Schedule is each lease pursuant to which the Company leases any Real Property.  Each such lease is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).  The Company is not in material violation or breach of or default under any such lease.  To the Company’s Knowledge, the other parties to each such lease are not in material violation or breach of or default thereunder.  The Company has provided to the Buyer a true, correct and complete copy of each such lease.  No security deposit or portion thereof deposited with respect to any such lease has been applied in respect of a breach of or default under such lease that has not been redeposited in full.  The Company owes no brokerage commissions or finder’s fees with respect to any such lease.  The Company has not subleased or otherwise granted to any Person the right to use or occupy such leased Real Property or any portion thereof.  The Company has not collaterally assigned or granted any other Lien in any such lease or any interest therein, except for Permitted Liens.  Any security deposit for the benefit of the Company shall remain the property of the Company following the transactions contemplated by this Agreement without any further actions by Company, Seller or Buyer.

4.13.     Litigation.  The Company is not (i) subject to any outstanding injunction, judgment, order or decree, or (ii) party to or, to the Company’s Knowledge, threatened to be made a party to, any proceeding, hearing, investigation, claim, legal action, suit, arbitration, Government investigation or other legal or administrative proceeding.

4.14.     Employee Benefits.  Section 4.14 of the Disclosure Schedule contains a list of each Company Benefit Plan that the Company or any ERISA Affiliate maintains, to which the Company or any ERISA Affiliate contributes or has any obligation to contribute, or with respect to which the Company or any ERISA Affiliate has any Liability or has maintained, contributed to, had any obligation to contribute or had any Liability.  Each Company Benefit Plan has been maintained in accordance with its terms and complies in form and in operation with all applicable Legal Requirements.  The reserves reflected in the Financial Statements for the liabilities of the Company under the Company Benefit Plans were determined in accordance with GAAP.  The Company has no liabilities arising out of any action or inaction by any fiduciary (as defined in Section 3(21) of ERISA) in connection with any Company Benefit Plan.

(a)     Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the Internal Revenue Service to the effect that such Company Benefit Plan is so qualified as to form with respect to all requirements of the Code other than those for which the remedial amendment period under Section 401(b) of the Code has not expired, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan, and there are no plan document failures, operation failures, demographic failures or employee eligibility failures which have not been corrected within the meaning of Rev. Proc. 2008-50 with respect to any such Company Benefit Plan.

(b)     Neither the Company nor any ERISA Affiliate maintains, contributes to, has any obligation to contribute to, or has (or ever had) any Liability under or with respect to any “defined benefit plan” (as defined in Section (3)(35) of ERISA) or any “multiemployer plan” (as defined in Section (3)(37) or 4001(a)(3) or ERISA).  Neither the Company nor any ERISA Affiliate has ever maintained or contributed to a plan subject to Section 412 of the Code.  No Company Benefit Plan provides any health, death or other welfare benefits with respect to any current or former employees of the Company beyond their termination of employment, other than as may be required under applicable Legal Requirements.

(c)     With respect to each Company Benefit Plan, the Company has delivered to Buyer correct and complete copies of (to the extent applicable): (i) each Company Benefit Plan document (including all amendments and related trust documents) and, in the case of unwritten Company Benefit Plans, written descriptions thereof, (ii) the most recent summary plan descriptions provided to participants, (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service, (iv) the most recent annual report (Form 5500 series) with all applicable attachments, and (v) all related trust agreements, insurance contracts, service or other agreements and the most recent compliance testing information, list of assets and other funding arrangements related to each such Company Benefit Plan.

(d)     There are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any Company Benefit Plan, any employee or beneficiary covered under any Company Benefit Plan, any Government Entity, or otherwise involving any Company Benefit Plan (other than routine claims for benefits).  To the Knowledge of the Company and Seller, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Benefit Plan.  No Action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Company Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company or Seller, threatened.  To the Knowledge of the Company or Seller, there is no basis for any such action, suit, proceeding, hearing, or investigation.

(e)     There are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA or any breach of fiduciary duty under Article IV of ERISA with respect to any Company Benefit Plan.

(f)     Except as disclosed in Section 4.14(g) of the Disclosure Schedule, no employee of the Company is a party to any employment or other agreement with the Company that entitles him or her to compensation or other consideration upon the acquisition by any person of control of the Company, or to benefits or increased benefits under any Company Benefit Plan covering such employee as a result of such acquisition of control.  Except as agreed to by the parties to this Agreement, the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not entitle any person to, accelerate the time of payment or vesting of, or increase the amount of, any compensation or any benefit under any Company Benefit Plan.

(g)     Each Company Benefit Plan which is a nonqualified deferred compensation plan subject to Code Section 409A is in good faith compliance, in form and in operation, with the applicable requirements of that section, the regulations thereunder and guidance provided by the Internal Revenue Service, and no participant in such a plan will incur taxes or penalties on the benefits under such plan as a result of actions by the Company prior to the date the benefits are actually paid to the employee.

(h)     All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Company Benefit Plan that is an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such employee pension benefit plan or accrued by the Company in accordance with GAAP.  All premiums, other payments or accruals for incurred but not reported liability for any Company Benefit Plan for all periods ending on or before the Closing Date have been paid or accrued consistent with GAAP with respect to each such Company Benefit Plan that is an employee welfare benefit plan.

(i)     All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Company Benefit Plan.  The requirements of COBRA have been met with respect to each such Company Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) subject to COBRA.

4.15.     Insurance.  Section 4.15 of the Disclosure Schedule contains a description of each material insurance policy, bond or other form of insurance maintained by the Company or the Seller (the “Insurance Policies”).  All the Insurance Policies are in full force and effect and the Company is not in material default with respect to its obligations under any of the Insurance Policies.  No written notice of cancellation or termination has been received by the Company or Seller with respect to any Insurance Policy.  Except as set forth on Section 4.15 of the Disclosure Schedule, no Insurance Policy contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such Insurance Policy (including, without limitation, change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement.

4.16.     Material Contracts.

(a)     Section 4.16 of the Disclosure Schedule contains a list of each of the following contracts, agreements or other arrangements to which the Company is a party or by which any of their respective assets or properties is bound including but not limited to any contracts, agreements, or arrangements between the Company and any Affiliate (the “Material Contracts”):

(i)          contract (other than open purchase orders) that involves the performance of services or delivery of goods or materials by the Company resulting in annual revenue to the Company in excess of $10,000;

(ii)         contract (other than open sales orders) that involves the performance of services for, or delivery of goods or materials to, the Company resulting in annual expenses to the Company in excess of $10,000;

(iii)        agreement or contract for the employment of any Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $10,000 or (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

(iv)        agreement, guaranty or indenture relating to Indebtedness of the Company or the mortgaging or pledging of any material asset of the Company;

(v)         agreement that restricts in any material respect the ability of the Company to engage in any line of business or compete with any Person;

(vi)         joint venture or partnership agreement involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(vii)       lease or agreement under which the Company is (A) lessee of or holds or operates any tangible personal property owned by any other Person, except for any lease of tangible personal property under which the aggregate annual rental payments do not exceed $10,000, or (B) lessor of or permits any other Person to hold or operate any tangible property owned by the Company;

(viii)      agreement regarding Intellectual Property or Computer Systems (except for licenses for commercially available off-the-shelf software where the aggregate value of all licenses of the same or substantially identical software is less than ($10,000);

(ix)         contract or agreement relating in any way to compliance with any state insurance regulatory or licensing requirement; and

(x)          any other contract, agreement or other arrangement that is material to the Business.

(b)   Each Material Contract is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(c)   The Company is not in material violation or breach of or default under any Material Contract.  To the Company’s Knowledge, the other parties to each Material Contract are not in material violation or breach of or default thereunder.  The Company has provided to the Buyer a true, correct and complete copy of each written Material Contract and a written description of the material terms of each oral Material Contract.

4.17.       Employees.

(a)   The Company is not a party to or bound by or subject to any collective bargaining agreement or other similar contract with any labor union.  The Company has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute since its inception.  To the Company’s or Seller’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

(b)   The Company is in compliance with all requirements of applicable federal, state and local laws and regulations governing employment and employee relations, including but not limited to laws relating to employment discrimination, civil rights, equal pay, wages, hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, or the withholding and payment of income, social security (FICA) or similar taxes, and any similar laws of any foreign jurisdiction.  No suits, charges or administrative proceedings relating to any such law or regulation will be pending as of the Closing Date.  To the Company’s Knowledge, no suit, charge or administrative investigation alleging a violation of any such law or regulation has been threatened since January 1, 2004.  On and after the Closing Date neither Buyer nor the Company shall have any liability to any employee of the Company (or to any Government Entity with respect to any such employee) under any such law or regulation relating to claims arising out of or related to any event occurring on or prior to the Closing Date.

(c)   As of the Closing Date, neither the Company nor Seller has engaged in any plant closing, workforce reduction or other action which has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988, or under any comparable law or regulation of a state or a foreign jurisdiction, and has not issued any notice that any such action is to occur in the future.

(d)   Except as listed in Section 4.17(d) of the Disclosure Schedule, (i) the Company has in its files a Form I-9 that is validly and properly completed in accordance with applicable Legal Requirements for each employee with respect to whom such form is required; (ii) neither the Company nor Seller has received notice or other communication from any Government Entity or other third party regarding any violation or alleged violation of any applicable Legal Requirement relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States; and (iii) for each employee of the Company whose social security number (or purported social security number) has appeared on any “no-match” notification from the Social Security Administration (SSA), such employee or the Company has resolved in accordance with applicable Legal Requirements each discrepancy or non-compliance with respect to such social security number (or, if applicable, such purported social security number).

(e)   The consummation of the transaction contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, entitle any current or former employer, officer or director of either Seller or Company to severance pay, unemployment compensation or any other payment or accelerate the time of payment or vesting or increase the amount of compensation otherwise due any such individual.

(f)    Except as set forth in Section 4.17(f) to the Disclosure Schedule, neither of the Seller nor the Company is a party to, has any obligation or other arrangement with respect to, or is bound by (or at any time in the two (2) years prior to the Closing Date was a party to, had an obligation or other arrangement with respect to, or was bound by) any employment or consulting agreement. Seller and Company have provided Buyer with true, correct and complete copies of each such employment or consulting agreement (or a complete written description thereof if the employee arrangement is not set forth in writing).

(g)   Section 4.17(g) of the Disclosure Schedule hereto contains a true and complete list of all persons employed by the Company, or otherwise providing services to the Company, in connection with the conduct of the Business (including, without limitation, employees of the Company and employees on leave of absence and the reason for the leave of absence), including date of hire, job title and job description, address, current annual or hourly compensation (and a description of other material compensation arrangements, including any bonus or commission opportunity), employee loans, accrued vacation and service credited for purposes of vesting and eligibility to participate in the Employee Benefits plans. To the Knowledge of Seller, none of the employees will terminate his or her employment with the Company as a result of the consummation of the transactions contemplated by this Agreement or otherwise, except for any employee terminations the Buyer has knowledge of as of the date of this agreement.

(h)   Except as set forth in Section 4.17(h) of the Disclosure Schedule, neither the Sellers nor the Company is a party to any consent decree, contract, agreement, or arrangement with any of their employees that (i) restricts such employer’s right to terminate the employment of any employee without cause or without a specified notice period, (ii) obligates such employer to pay severance to any such employee upon termination of such employee’s employment or (iii) transfer, hire, compensate or promote any such employee.

(i)    Neither the Seller nor the Company is a party to, has any obligation or other arrangement with respect to, or is bound by any contract which individually or collectively, would upon the consummation of the transaction contemplated by this Agreement require payment of a Change of Control Payment (as hereinafter defined). For purposes of the foregoing sentence, the term "Change of Control Payment" shall include (without limitation) (1) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not entitle any person to any Change of Control Payment, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Benefits Plan, or (3) trigger any obligation to fund any Company Benefits Plan.

(j)    To the Knowledge of Seller, none of the employees of either Seller or the Company have suffered or is suffering from any illness or disease caused directly or indirectly by any employment related condition or by contact with any hazardous materials within the scope of such employee’s employment.

(k)   To the Knowledge of Seller, no employee of either Seller or the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business.

(l)    To the Knowledge of Seller, neither the Seller nor the Company is a covered federal contractor or subcontractor under Executive Order 11246, as amended (including Section 503 of the Rehabilitation Act of 1973 and the Vietnam Era Veterans Readjustment Assistance Act of 1974). Neither the Seller nor the Company has any affirmative action plans with any state or local agencies.

4.18.       Affiliate Transactions.  No officer, director, or Affiliate of the Company (or any of their immediate family members), (i) is a party to any material agreement, contract, commitment, transaction or arrangement with the Company, or (ii) has any interest in any material property used by the Company directly in the Business, or (iii) owns, directly or indirectly, any interest in any Person that competes in any material manner with the Company.

4.19.       Brokerage.  The Company has not retained any broker in connection with the transactions contemplated by this Agreement.  Buyer will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of the Company.

4.20.       Advisory Contracts.  Section 4.20(a) of the Disclosure Schedule lists all of the Advisory Agreements in existence as of the date hereof, complete and correct copies of which, including all amendments and supplements thereto, have been made available to Buyer.  Section 4.20(a) of the Disclosure Schedule indicates which Advisory Agreements are with Affirmative Consent Clients and which are with Negative Consent Clients.  All Affirmative Consent Clients have an Advisory Agreement in the form attached as Section 4.20(a) of the Disclosure Schedule.  All Negative Consent Clients have an Advisory Agreement in the form attached as Section 4.20(b) of the Disclosure Schedule.  The Company is in compliance with each Advisory Agreement in all material respects and, assuming receipt of the appropriate Consents, no breach or default of any Advisory Agreement will occur as a result of the Transaction Documents or the performance by the Company and the Seller of any of their respective covenants or obligations thereunder.  Each Advisory Agreement is valid and binding on the Company and is in full force and effect and is enforceable against the Company and each applicable Client in accordance with its terms.  Section 4.20(c) of the disclosure Schedule lists the Largest Clients of the Company.

4.21.       Ineligible Persons.  Neither the Company nor any “associated person” (as defined in the Exchange Act or the Investment Advisers Act) is ineligible pursuant to Section 15(b) of the Exchange Act or Section 203 of the Investment Advisers Act to serve as a registered investment adviser or “associated person” of a registered investment adviser, or broker-dealer,  nor is there any legal proceeding pending or, to the Knowledge of Seller, threatened by any Government Entity which would result in the ineligibility of either the Company or any “associated person” to serve in any such capacities.  Neither the Company nor any “affiliated person” (as defined in the Investment Company Act) is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company.

4.22.       Assets Under Management; Registered and Private Funds.

(a)   Section 4.22(a) of the Disclosure Schedule lists the aggregate Assets Under Management for which the Company provided investment advisory services pursuant to Advisory Agreements as of December 31, 2008, December 31, 2007 and December 31, 2006.  As of August 31, 2009, the aggregate Assets Under Management for which the Company provided investment advisory services pursuant to Advisory Agreements was $4,618 million.

(b)   Except as set forth on Section 4.22(b) of the Disclosure Schedule, none of the Advisory Agreements contains any undertaking of the Company or any of its affiliates to waive or reimburse advisory fees or expenses thereunder.

(c)   Each Registered Fund is duly registered with the SEC as an investment company under the Investment Company Act and has, since January 1, 2004, filed all Registered Fund SEC Documents in compliance in all material respects with the Securities Act and the Investment Company Act, except where the failure by any such Registered Fund to so file, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d)   Each Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Legal Requirements (except where failure to do so is not material to its business).

(e)   Each Fund currently is, and has since January 1, 2004 (or, if later, its inception), operated in compliance in all material respects (A) with applicable Legal Requirements and (B) with its respective investment objectives, policies and restrictions.

(f)    The shares or units of each Fund (A) have been issued and sold in compliance with applicable Legal Requirements in all material respects and (B) are registered or qualified for public offering and sale in each jurisdiction where offers are made to the extent required under applicable Legal Requirements.

(g)   Since January 1, 2004, each Registered Fund has filed all Registered Fund SEC Documents in compliance in all material respects with applicable Legal Requirements.  Since January 1, 2004, each Registered Fund’s (A) prospectus (including supplements thereto) forming the part of any registration statement filed with the SEC under the Securities Act and the Investment Company Act and (B) annual and semi-annual shareholder reports filed with the SEC pursuant to Section 30 of the Investment Company Act did not at the time they were filed, and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(h)   Each such Registered Fund has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act and, to the Knowledge of the Company, all such policies and procedures comply in all material respects with the applicable Legal Requirements.

(i)    All payments made with respect to those Registered Funds that are registered under the Investment Company Act as an open-end management investment company and relating to the distribution of their shares (other than payments that are not required by applicable Legal Requirements to be paid pursuant to a 12b-1 Plan) have been made in compliance in all material respects with the related 12b-1 Plan adopted by such open-end Registered Funds, and such payments and the operation of each such 12b-1 Plan complies in all material respects with Rule 12b-1 of the Investment Company Act and other applicable Legal Requirements.

(j)    For all taxable years since its inception, each of the Registered Funds has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.

(k)   The most recent annual report to shareholders of each Registered Fund, comprising part of the Registered Fund SEC Documents of such Registered Fund, describes the respective total net assets for each such Registered Fund and the respective fees payable to the Company by each Registered Fund under the applicable Investment Advisory Agreement, each as of the date of such annual report.

(l)    Each Investment Advisory Agreement subject to Section 15 of the Investment Company Act to which the Company is a party has been duly approved and, if applicable, continued and is in compliance in all material respects with the Investment Company Act.  Since January 1, 2004, each such Investment Advisory Agreement has been performed by the Company in accordance with its terms and with the Investment Company Act and other applicable Legal Requirements, in each case, in all material respects.

(m)  Since January 1, 2004, each Investment Advisory Agreement with a Client other than a Registered Fund has been performed by the Company in accordance with its terms and with the Investment Advisers Act and other applicable Legal Requirements, in each case, in all material respects.

4.23.       No Notice of Diminution of Business.  None of the Largest Clients of the Company have given notice, threatened or expressed orally or in writing any intention to terminate the Company’s Advisory Agreement or reduce the Assets Under Management that the Company manages with respect to these clients.

4.24.       Disclosure.  Neither this Agreement, nor any schedule or exhibit to this Agreement, contains, with respect to the Company, an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.  The written statements, documents, certificates and other items prepared or supplied by Company or Seller with respect to the transactions contemplated hereby, taken as whole, do not contain an untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.  There is no fact which the Company or Seller has not disclosed to Buyer which Company or Seller is aware which could be expected to have a Material Adverse Effect.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

5.1.       Organization, Power and Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Buyer has the power to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Buyer has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  Buyer’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by Buyer.

5.2.       Binding Effect and Noncontravention.

(a)   This Agreement has been duly executed and delivered by Buyer and constitutes, and each other Transaction Document to which Buyer is a party when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)   The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not (i) violate any material Legal Requirement to which Buyer is subject or its charter or bylaws or equivalent organizational documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other material arrangement to which Buyer is a party or by which Buyer is bound or to which Buyer’s assets are subject, (iii) result in the creation of any Lien on any assets of Buyer, or (iv) require any Consent by or to any Person.

5.3.       Brokerage.  Buyer has not retained any broker in connection with the transactions contemplated by this Agreement.  Neither the Company nor Seller will have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Buyer.

5.4.       Litigation.  Buyer (i) is not subject to any outstanding injunction, judgment, order or decree, and (ii) is not party to or, to Buyer’s Knowledge, threatened to be made a party to, any proceeding, hearing, investigation, claim, legal action, suit, arbitration, Government investigation or other legal or administrative proceeding, which would reasonably be expected to have an adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or otherwise perform its obligations under any Transaction Document to which it is a party.

5.5.       Investment.  Buyer is acquiring the Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof.  Buyer shall not offer to sell or otherwise dispose of the Shares in violation of any Legal Requirement applicable to any such offer, sale or other disposition.  Buyer acknowledges that (i) the Shares have not been registered under the Securities Act, or any state securities laws, (ii) there is no public market for the Shares and there can be no assurance that a public market shall develop, and (iii) it must bear the economic risk of its investment in the Shares for an indefinite period of time.  Buyer is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D under the Securities Act, as presently in effect.

ARTICLE 6
COVENANTS

6.1.       Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)   General.  Each of the Parties shall use commercially reasonable efforts to timely take all actions and do all things necessary, proper, or advisable in order to consummate the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 8).

(b)   Operation of Business.  Except as Buyer may approve (with such approval not to be unreasonably withheld), or as otherwise expressly contemplated or permitted by this Agreement, Seller shall cause the Company to conduct the Business in the ordinary course in accordance with past practice and to not take any affirmative action, or fail to take any reasonable action within their control, which is likely to result in a change or event listed in Section 4.6 or which is likely to cause any representation or warranty to be inaccurate. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as may be consented to in writing by Buyer, Company shall not (i) enter into any Material Contract (other than Advisory Agreements, and renewals thereof, with Clients in the ordinary course of business) or any transaction which is material to the Company, or (ii) amend or revise any Advisory Agreement to reduce, waive or agree to offset any fee or reimburse any expenses payable under such Advisory Agreement to the Company or offer or promise to any Client any reduced fee, fee waiver or expense reimbursement in connection with the procurement of its Consent to the assignment or deemed assignment of its Advisory Agreement or otherwise.

(c)   Access to Records.  Seller shall cause the Company to permit Buyer to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the employees of the Company, and all books, records (including tax records), contracts, and documents of or pertaining to the Company.

(d)   Notice of Developments.  Each Party shall promptly notify the other Party in writing (i) if any representation or warranty of such notifying Party set forth in this Agreement was untrue when made, (ii) of any breach of any covenant or obligation of such Party set forth in this Agreement or (iii) of any development occurring after the date of this Agreement that would cause or constitute a material breach of any of such Party’s representations and warranties set forth in this Agreement if such representation or warranty had been made at the time of such development.

(e)   Contact with Customers and Suppliers.  Buyer agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (other than an officer), supplier, distributor, customer or other material business relation of the Company prior to the Closing without the prior written consent of the Company.

(f)    Exclusivity.  Until this Agreement is terminated pursuant to Section 9.1, Seller will not permit the Company or any representative thereof to, directly or indirectly: (i) solicit, initiate or encourage any inquiry, proposal or offer from any Person relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the equity interests of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company (an “Acquisition Transaction”); (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Buyer) relating to or in connection with a possible Acquisition Transaction; or (iii) consider, entertain or accept any proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction.

(g)   Confidentiality.  Each of the Parties hereto agrees that the terms and conditions set forth in that certain Letter of Intent, dated as of July 29, 2009, as executed by Seller and The Miles Group, LLC on behalf of the Buyer (the “Confidentiality Agreement”) shall remain in full force and effect following the execution of this Agreement.  The obligations of The Miles Group, LLC under the Letter of Intent shall be fully applicable to Buyer and each of its Affiliates and representatives.

(h)   Consents by Clients Other Than Registered Funds.  The Company shall send a notice (the “Client Notice”) informing Clients other than Registered Funds of the transactions contemplated by this Agreement and requesting written consent to the assignment of such Client’s Investment Advisory Agreement.  The Notice shall inform such Client:  (i) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Investment Advisory Agreement; (ii) of the intention of the Company to continue to provide the advisory services pursuant to the existing Investment Advisory Agreement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; (iii) requesting the written consent of such Client to the assignment; and (iv) the Investment Advisory Agreement will be terminated without consent to the assignment, and consent will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Client Notice without termination.

(i)    Consents by Registered Fund Clients.  The Company shall use its commercially reasonable efforts to, in accordance with applicable Legal Requirements, (i) as promptly as practicable after the date of this Agreement obtain the approval of each of the Registered Fund Boards of a new Investment Advisory Agreement, to be effective as of the Closing Date, containing terms, taken as a whole, that are no less favorable to the Company than the applicable existing Investment Advisory Agreement and (ii) request the Registered Funds to obtain, as promptly as practicable, the necessary approval of the shareholders of each Registered Fund of such new Investment Advisory Agreement.  The Parties agree that consent for any Investment Advisory Agreement with a Registered Fund (“Registered Fund Consent”) shall be deemed given for all purposes under this Agreement if a new Investment Advisory Agreement has been approved in accordance with the preceding sentence and is in full force and effect at the Closing; provided that the term “Registered Fund Consent” shall not include any interim Investment Advisory Agreement approved in accordance with Rule 15a-4 under the Investment Company Act.  In the event that a Registered Fund Consent is not obtained prior to the Closing, the Company  may, in its sole discretion, request the board of directors or trustees of such Registered Fund to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Investment Advisory Agreement, to be effective immediately following the Closing, for each such Registered Fund containing the same terms and conditions as the existing applicable Company (except as permitted under Rule 15a-4 under the Investment Company Act) with each such Registered Fund.  In the event that the provisions of Rule 15a-4 under the Investment Company Act are utilized, the Company and Buyer and shall use commercially reasonable efforts to obtain the required shareholder consents as promptly as practicable following the Closing Date (and in any event prior to the expiration of such interim contracts).

(j)    In connection with obtaining the Client consents and other actions required by subsections (a) and (b) of this Section 6.1, at all times prior to the Closing the Company or Seller shall take reasonable steps to keep Buyer promptly informed of the status of obtaining such Client consents and, upon Buyer’s request, make available to Buyer copies of all such executed Client consents and make available for Buyer’s inspection the originals of such consents and any related materials and other records relating to the Client consent process.

(k)   In connection with obtaining the Client consents required under subsection (a) of this Section 6.1, Buyer shall have the right to review in advance of distribution any notices or other materials to be distributed by the Company to Clients and shall have the right to have its reasonable comments reflected therein prior to distribution.

6.2.       Registered Fund Proxy Statements; Registration Statements.

(a)   As promptly as practicable following approval of the Registered Fund Boards described in Section 6.1, the Company will (in coordination with the applicable Registered Fund and under the general direction of the applicable Registered Fund Board) prepare and file proxy materials for the Registered Fund shareholder meeting to approve the new Investment Advisory Agreement.  In connection with such proxy materials, Buyer shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any Registered Fund and to (i) approve information or data that is provided by or on behalf of Buyer or its Affiliates specifically for inclusion in such proxy materials (such approval not to be unreasonably withheld, delayed or conditioned) and (ii) provide reasonable comments on such material which the Company (in coordination with the applicable Registered Fund and under the general direction of the applicable Registered Fund Board) will use commercially reasonable efforts to include.

(b)   As soon as possible following the date hereof, the Company shall use its commercially reasonable efforts to cause each Registered Fund then engaged in a public offering of its shares to (i) file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Registered Fund’s affairs as a consequence of this Agreement, and (ii) make any other filing necessary under any applicable Legal Requirements to satisfy disclosure requirements to enable the public distribution of the shares of that Registered Fund to continue.  Buyer shall have the right to provide reasonable comments on such materials to the same extent as provided in Section 6.1(a).

6.3.       Investment Company Act.

(a)   Buyer acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act.  In furtherance (and not limitation) of the foregoing, Buyer shall, and shall cause each of its Affiliates to, conduct its business and use commercially reasonable efforts to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Registered Fund for which the Company provides investment advisory or sub-advisory services: (a) for a period of not less than three (3) years after the Closing (and provided the 75% standard for disinterested directors is in effect at the Closing), no more than 25% of the members of the board of directors or trustees of any Registered Fund shall be “interested persons” (as defined in the Investment Company Act) of the Company, the Buyer or any of its Affiliates, and (b) for a period of not less than two (2) years after the Closing, neither Buyer nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any such Registered Fund as a result of the transactions contemplated by this Agreement.

(b)   For a period of three (3) years from the Closing, Buyer shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any Investment Advisory Agreement between Buyer or any of its Affiliates and any registered investment company managed or advised by the Company as of the date of this Agreement, without first obtaining a covenant in all material respects the same as that contained in this Section. Notwithstanding anything to the contrary contained herein, the covenants of the Parties hereto contained in this Section are intended only for the benefit of such Parties and for no other Person.

6.4.       Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing:

(a)   Further Assurances.  Buyer and Seller, severally and not jointly, shall execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.

(b)   Record Retention.  The Parties agree that for a period of seven years after the Closing Date, without the prior written consent of Seller, which will not be unreasonably withheld, none of Buyer, the Company, or any of their respective Affiliates or successors and assigns shall dispose of or destroy any of the books and records of the Company which may be relevant to any legal, regulatory or tax audit, investigation, inquiry or requirement of Seller or the Company without first offering such records to Seller.  As a condition to requiring Buyer to offer such records to Seller, Seller shall execute a confidentiality agreement in form and substance reasonably satisfactory to Buyer.

(c)   Litigation Support.  In the event that and for so long as any Party or the Company is actively contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any transaction contemplated under this Agreement, or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or its operations, each Party agrees to (i) cooperate with the contesting or defending Party and its counsel, (ii) make available its employees (including, without limitation, the employees of the Company, and its successors and assigns) to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (iii) provide access to its books and records (including, without limitation, the books and records of the Company and its successors and assigns) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 7 below).

6.5.       Benefit Plans.  Company and Seller will take all action necessary or required to terminate the Company’s participation in all Company Benefit Plans prior to the Closing, and Seller shall indemnify Buyer or the Company for any claims or Liability related to administration of the Company Benefit Plans prior to the Closing.  For the period prior to the Closing, the Company shall remain responsible for:

(a)   all Liabilities arising out of or relating to employee benefits or compensation plans, programs, agreements or arrangements sponsored, maintained or contributed to by the Company, including (i) all Liabilities arising under the Company Benefit Plans, and (ii) all Liabilities with respect to salaries, wages, commissions, bonuses, vacation, sick pay or paid time off and other employee benefits of any nature that are payable or owed to any current or former employee or independent contractor of the Company in respect of services rendered by such individuals prior to the Closing Date.

(b)   all severance and related obligations arising in connection with the termination of any employee of the Company whose employment is terminated prior to the Closing Date, including all Liabilities to provide "continuation coverage" to employees (and their covered dependents) under the applicable health plans of the Company with respect to all qualifying events under COBRA; and

(c)   all Liabilities arising out of or relating to any claims by any current or former employees or independent contractors of the Company with respect to any personal injuries, including workers’ compensation, disability or similar workers’ protection claims, arising prior to the Closing Date, regardless of when any such claim is made or asserted.

(d)   Company will pay or provide to the Company employees all compensation (including bonuses) and other benefits (including accrued sick leave, vacation, paid time off and personal days earned or accrued with respect to such employees’ service with the Company through the Closing.

(e)       Seller shall be responsible for any profit sharing contributions for 2009, if any.  Prior to the Closing Date, Company and Seller shall take all actions necessary to fully vest each Company employee in all of such employee’s accounts under the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (“Seller’s 401(k) Plan”).  Within a reasonable period of time on or after the Closing, Seller shall transfer from the Plan to the Section 401(a) defined contribution plan established by the Buyer (“Buyer’s 401(k) Plan”) an amount equal to the aggregate account balances of the non-ESOP portion of the Seller’s 401(k) Plan held in the Seller’s 401(k) Plan as of the date of transfer with respect to all Company employees.  The transfer of assets contemplated by this Section 6.5(e) shall be in cash or a combination of cash and in kind, as may be mutually agreeable to Seller and Buyer.  Prior to the date of such transfer, and as preconditions thereto:  Seller shall deliver to Buyer a copy of the most recently issued IRS determination letter that the Seller’s 401(k) Plan is qualified under the Code together with a representation from the Seller that from the date of such determination letter through the date of the transfer nothing has occurred which would bring into question the validity of such letter and the qualifications of the Seller’s 401(k) Plan under the Code or ERISA.  Seller shall not take any action with respect to the Seller’s 401(k) Plan to create a right on behalf of the Company employees to distribution of non-ESOP plan assets from the Seller’s 401(k) Plan prior to such transfer.  Notwithstanding the foregoing, in the event Buyer determines that a transfer of assets would require one or more amendments to the Buyer’s 401(k) Plan to comply with the requirements of § 411(d)(6) of the Code, no transfer of assets to the Buyer’s 401(k) Plan will be required unless Buyer, in its sole discretion, consents to making such amendment(s).  On or prior to the Closing Date, Seller shall deliver to Buyer a list of all Company employees, indicating thereon the total amount deferred in pre-tax or after-tax dollars to the Seller’s 401(k) Plan by each Company employee under the terms of § 402(g) of the Code with respect to the plan year of the Seller’s 401(k) Plan in which the Closing occurs and the amount and terms of any promissory notes representing loans taken by participants in the Seller’s 401(k) Plan that are outstanding as of the Closing Date.

(f)        Seller shall be responsible for the costs and consequences associated with the termination of any Company employee who does not remain employed with the Company through Closing.

(g)       Seller shall be responsible for providing all notices and continuation coverage required under COBRA to all employees of the Company who are or become "M&A Qualified Beneficiaries" (as such term is defined in Treasury Regulations §54.4980B-9) as a result of the consummation of this Agreement.  Specifically, Seller agrees that all obligations to provide such continuation coverage to M&A Qualified Beneficiaries are being allocated to Seller.  If Seller or any of its Affiliates cease to maintain a group health care plan, then, notwithstanding any other provision of this Agreement to the contrary, Seller shall reimburse Buyers for any and all expenses incurred by Buyer in excess of the premiums collection by Buyers from M&A Qualified Beneficiaries and any actual reinsurance recoveries (including claims incurred under Buyers or its affiliates' group health plan, administrative fees, reinsurance premiums, etc.) in providing such continuation coverage to such M&A Qualified Beneficiaries.

6.6.           Seller’s Covenant Not to Compete or Solicit.  For a period of five (5) years following the Closing, Seller and its Affiliates shall not directly or indirectly, in any capacity, engage in or have any investment in, or be affiliated in or affiliated with any business which is competitive with any business now actively conducted by the Company including but not limited to the investment advisory business, investment brokerage, and investment and money management (collectively defined as “Investment Advice”).  This covenant not to compete shall not prevent West Bank’s trust department from providing those services offered as of the date of this Agreement, or West Bank’s ownership of and banking arrangements with SmartyPig, L.L.C.  Further, this covenant not to compete may be terminated prior to five years from Closing, if in connection with a merger, combination, or acquisition between or involving Seller or its Affiliates and another entity engaged in the business of Investment Advice (an “Investment Business Transaction”):  (1) Seller forgives in writing 40% of the outstanding remaining principal due on the Promissory Note described in Section 2.2(A) of this Agreement, such amount to be determined as of the day of closing of the Investment Business Transaction, and (2) Seller agrees in writing to forgo 40% of the Prepayment Contingency Amount as described in Section 2.2(B) of this Agreement determined as of the day of closing of the Investment Business Transaction.  For a period of five (5) years following the Closing, Seller and its Affiliates shall not directly or indirectly solicit or otherwise induce any person employed by the Company to terminate his or her employment or relationship with the Company, provided however, it shall not be a violation of this covenant for Seller to generally advertise employment opportunities in a widely disseminated manner in which employees of the Company respond but are not otherwise directly solicited.

6.7.           Certain Tax Matters.

(a)       Responsibility for Filing Tax Returns.

(i)           Seller shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Returns and all other consolidated, combined or unitary Tax Returns of Seller and its Affiliates that include the Company for all periods through and including the Closing Date, and shall pay any and all Taxes attributable to such income.  Seller also shall file or cause the Company to file all other Tax Returns of or which include the Company required to be filed (taking into account any extensions) on or prior to the Closing Date and shall pay any and all Taxes due with respect to such Tax Returns.  All Tax Returns described in this Section 6.7(a)(i) shall be prepared in a manner consistent with prior practice (including as to Tax elections and Tax accounting methods) unless a contrary treatment is required by applicable tax laws (or the judicial or administrative interpretations thereof). Seller’s consolidated federal income Tax Return for the taxable period that includes the Closing Date shall be filed in accordance with Treasury Regulation Sections 1.1502-76(b)(2)(i) and 1.1502-76(b)(2)(vi) (determined using the closing of the books method), with no election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D)).

(ii)          Following the Closing, Buyer shall be responsible for preparing or causing to be prepared all federal, foreign, state and local Tax Returns required to be filed by the Company on a separate return basis after the Closing Date, including Straddle Period Tax Returns.  Buyer shall file or cause to be filed all such Tax Returns and shall, subject to receiving the payments from Seller referred to in Section 6.7(a)(iii), pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Buyer to receive indemnification pursuant to any provision in this Agreement.

(iii)         Not later than five (5) days before the due date for payment of Taxes with respect to any Tax Returns which Buyer has the responsibility to file, Seller shall pay to Buyer an amount equal to that portion of the Taxes shown on such return for which Seller has an obligation to indemnify Buyer Parties pursuant to the provisions of Section 6.7(c).

(b)       Allocation of Taxes.  In the case of any Tax that relates to any taxable period of the Company (or Seller where applicable) that begins on or before or includes the Closing Date but does not end on or before the Closing Date (a “Straddle Period”), the portion of the Tax attributable to the Business or for which the Company may be liable for the Pre-Closing Period shall be determined as follows:  (i) in the case of any Tax that is based on net or gross income, based on an interim closing of the books as of the close of business on the Closing Date; (ii) in the case of any Tax based on a specific event or transaction, based on the actual date of such event or transaction; and (iii) for all other Taxes, the portion attributable to the Pre-Closing Period shall be the amount of the Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable period.  For periods ending on or before the Closing Date, the entire amount of Taxes owed with respect to such period shall be allocable to the Pre-Closing Period.

(c)       Indemnification.  Seller shall be liable for, and agree to defend, hold harmless and indemnify Buyer and its Affiliates (including, after the Closing Date, the Company), officers, directors, employees or agents (the “Buyer Parties”), from and against any and all claims with respect to:

(i)           any and all Taxes of or attributable to the Business or for which Seller or the Company may be liable with respect to any period, or portion thereof, ending on or before the Closing Date (“Pre-Closing Periods”);

(ii)          any and all Taxes arising by reason of any breach of the representations and warranties contained in Section 4.9;

(iii)         any and all Taxes of Seller or any other corporation or Person, other than the Company, that is or was a member of a consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member, including any Taxes for which the Company is or may be or become liable for under Treasury Regulation Section 1.1502-6 or 1.1502-78(b)(2) or any similar provision under any applicable Legal Requirements regarding Taxes;  and

(iv)         any and all Taxes for which the Company is liable by reason of being a successor-in-interest or transferee of another entity.

(d)       Tax Sharing Agreements.  Any and all Tax sharing agreements or arrangements, whether formal or informal, that may exist between Seller or any of its Affiliates and the Company shall terminate with respect to the Company as of the Closing Date.  After the Closing Date, neither the Company nor Seller nor any of its Affiliates shall have any further liabilities or obligations under any such agreements or arrangements.

(e)       Cooperation on Tax Matters.  Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  Buyer and Seller further agree, upon request, to provide the other Party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

ARTICLE 7
SURVIVAL AND INDEMNIFICATION

7.1.           Survival of Representations and Warranties.  All of the representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until the 36 month  anniversary of the Closing, except that the representations and warranties contained in Articles 3 and 5 and Sections 4.1 and 4.2 (collectively, the “Special Representations”) shall continue in full force and effect forever.

7.2.           Indemnification Obligations of Seller.

(a)       Seller shall indemnify and hold harmless Buyer and its owners, officers and directors and their successors and assigns from and against any Loss that Buyer incurs as a result of, without duplication, (i) the breach of any covenant made by Seller in this Agreement; (ii) the breach of any of the representations and warranties made by Seller in this Agreement; and (iii) third party claims relating in any manner to the operation of the Business arising prior to the Closing whether or not asserted, accrued, known or unknown, liquidated or unliquidated.

(b)       Seller shall indemnify Buyer from and against any Loss that Buyer incurs that arises in connection with or relating to the Company’s pre-closing investment advisory services to any Client Accounts that relates to any litigation, regulatory  proceeding, investigation, inquiry or examination concerning or with respect to AMCORE Financial, Inc. or its Affiliates.

7.3.           Indemnification Obligations of Buyer.  Buyer shall indemnify and hold harmless Seller and its owners, officers and directors and their successors and assigns from and against any Loss that Seller incurs as a result of, without duplication, (i) the breach of any of the covenants made by Buyer in this Agreement; (ii) the breach of any of the representations and warranties made by Buyer contained in this Agreement; and (iii) third party claims relating in any manner to the operation of the Business after the Closing.

7.4.           Due Diligence.  The Parties acknowledge and agree that one of the purposes of the representations, warranties, covenants, agreements, and indemnities made in this Agreement is to shift the economic risk and responsibility for certain known and unknown liabilities among the Parties.  Accordingly, the fact that an Indemnified party or related indemnitee conducted a due diligence investigation or had knowledge of a breach of a representation or warranty, or of the non-performance of a covenant or agreement, shall not be a defense to an Indemnifying Party’s obligations under this Article 7.

7.5.           Indemnification Procedures.

(a)       Third Party Claims.

(i)           Notice.  If any third party notifies any Indemnified Party of any matter that may give rise to a claim by such Indemnified Party for indemnification pursuant to Section 7.2 or 7.3 (a “Third Party Claim”), such Indemnified Party must give the Indemnifying Party from whom indemnification is sought written notice of such Indemnified Party’s claim for indemnification (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives written notice of such Third Party Claim (it being understood that any claim for indemnity related to a breach of a representation or warranty must be made by notice given within the applicable survival period specified in Section 7.1); provided, however, that the failure of any Indemnified Party to give timely notice will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.  Such notice must contain a reasonably detailed description of the claim and the nature and amount of such Loss, if known.

(ii)           Control of Defense; Settlement.  An Indemnifying Party, at its option, may assume control of the defense of any Third Party Claim within sixty (60) days of receiving notice of the Third Party Claim from the Indemnified Party, and may appoint counsel for such Third Party Claim.  In the event an Indemnifying Party assumes control of the defense of a Third Party Claim, the Indemnified Party may participate in the defense of such claim and independently employ counsel of its choice for such purpose if the Indemnified Party determines, in good faith, that a conflict of interest exists with respect to the Indemnifying Party, and in such case, the reasonable legal fees of such independent counsel shall be borne by the Indemnifying Party.  Neither the Indemnifying Party nor the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the other Party (such consent not to be withheld unreasonably); except that the Indemnifying Party may enter into a settlement without the consent of the Indemnified Party if the sole relief provided is monetary damages that will be paid in full by the Indemnifying Party.

(b)      Other Claims.  Any Indemnified Party may make a claim for indemnification pursuant to Section 7.2 or 7.3 by providing an Indemnification Claim Notice to the Indemnifying Party (it being understood that any claim for indemnity related to a breach of a representation or warranty must be made by notice given within the applicable survival period specified in Section 7.1 and then shall survive until its final resolution).  Such notice must contain a reasonably detailed description of the claim and the nature and amount of such Loss.

(c)       Subrogation.  Upon making any payment to an Indemnified Party in respect of any Loss, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which such payment relates.  The Indemnified Party will execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights of the Indemnifying Party.

ARTICLE 8
CONDITIONS TO THE CLOSING

8.1.           Conditions of Buyer’s Obligation.  Buyer’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of the following conditions precedent:

(a)       Representations and Warranties; Covenants.  Each representation and warranty set forth in Articles 3 and 4 shall be true and correct in all material respects at and as of the Closing as though then made.  Seller shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Agreement through the Closing.

(b)       Proceedings.  There shall not be any injunction, judgment, order, decree or ruling in effect before any Government Entity the result of which would prevent or prohibit the consummation of the transactions contemplated by this Agreement or cause any such transaction to be rescinded following consummation.

(c)       Consents.  All Consents of Government Entities required for the consummation of the transactions contemplated hereby shall have been obtained, including Consents, if any, required by the SEC, FINRA or any SRO.

(d)       No Material Adverse Effect.  Since the date of this Agreement, there has been no event or occurrence that has had or is reasonably likely to have a Material Adverse Effect.

(e)       Client Consents.  The following Client Consents shall be procured:  (i) Affirmative Client Consents shall have been procured with respect to no less than 90% of the Largest Clients of the Company listed on Schedule 4.20(c) of the Disclosure Schedule, and (ii) Affirmative or Negative Client Consents shall have been procured with respect to at least 90% of the remaining Clients of the Company not including the Largest Clients of the Company.

(f)        Target Net Working Capital.  Seller shall have delivered to Buyer at least 5 days prior to the Closing a schedule showing a minimum Target Net Working Capital which shall be computed consistently with the same methodology as set forth in Section 4.5(b) to the Disclosure Schedule.

(g)       Company’s Assets.  The Company’s Assets Under Management, not including Clients Accounts related to AMCORE Financial, Inc., shall be not less than $3.2 billion as determined by the company custodian.

(h)       Expenses of the National Renewable Energy Investment Fund. Seller shall have paid all expenses of the Company related to or arising from the offering of the National Renewable Energy Investment Fund that have been incurred or arisen prior to the Closing whether or not accrued by the Company or billed to the Company as of the date of Closing.

(i)        Accrual for any Soft Dollar Shortfall.  The Company shall have paid for or accrued sufficient cash reserves in excess of the Target Net Working Capital to cover any shortfall for expenses of the Company for goods or services that the Company expected to pay for with soft dollars through the end of the year but based on brokerage commissions that have been paid up to Closing, it is reasonably expected that such brokerage commissions will not be sufficient to pay for good and services through the end of the year.

(j)        Seller’ Closing Documents.  The following documents (duly executed as appropriate) shall have been delivered to Buyer:

(i)           a certificate of Seller, dated as of the Closing Date and signed by its Chief Executive Officer expressly certifying that the conditions set forth in Sections 8.1(a) – (g) with respect to Seller have been met;

(ii)          certificates (dated not more than ten (10) days prior to the Closing), as to the good standing of the Company in its jurisdiction of incorporation;

(iii)         a legal opinion of Ahlers & Cooney, P.C., counsel to Seller and the Company, in form and substance satisfactory to Buyer and its counsel based on customary legal opinions for transactions like those contemplated by this Agreement;

(iv)         any other documents or closing deliveries reasonably requested by Buyer, including the documents described in Section 2.4 of this Agreement..

(k)       Material Contract Consents.  All Consents required by Material Contracts shall have been obtained, in a form satisfactory to Buyer, and delivered to Buyer.

(l)        Employment Agreements.  The Company shall have entered into employment agreements in a form satisfactory to Buyer with Tom Myers, Laurie Mardis, and Amy Mitchell.

(m)      Transition Services Agreement.  Execution of a Transition Services Agreement reasonably satisfactory to the Parties.

(n)       Investment Advisory Agreement.  Execution by the Company and West Bank of an Investment Advisory Agreement reasonably satisfactory to the Parties.

(o)       Resignation of Officers and Directors.  The officers and directors of the Company identified by Buyer shall have submitted resignations to be effective upon Closing.

(p)       Sublease.  The Parties shall have executed a sublease agreement in a form reasonably satisfactory to both Parties.

8.2.           Conditions of Seller’s Obligation.  Seller’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction as of the Closing of the following conditions precedent:

(a)       Representations and Warranties; Covenants.  Each representation and warranty set forth in Article 5 shall be true and correct in all material respects at and as of the Closing as though then made.  Buyer shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to this Agreement through the Closing.

(b)       Proceedings.  There shall not be any injunction, judgment, order, decree or ruling in effect before any Government Entity the result of which would prevent or prohibit the consummation of the transactions contemplated by this Agreement or cause any such transaction to be rescinded following consummation.

(c)       Consents.  All Consents of Government Entities required for the consummation of the transactions contemplated hereby shall have been obtained, including Consents, if any, required by the SEC, any SRO or FINRA.

(d)       Promissory Note and Pledge Agreement.  Buyer shall execute and deliver the Promissory Note and Pledge Agreement reasonably satisfactory to the Parties.

(e)       Buyer’s Closing Documents.  The following documents (duly executed as appropriate) shall have been delivered to Seller:

(i)           a certificate of Buyer, dated as of the Closing Date and signed by an officer of Buyer, expressly certifying that the conditions in Section 8.2(a), Section 8.2(b), and Section 8.2(c) have been met; and

(ii)          a certificate (dated not more than ten (10) days prior to the Closing), as to the good standing of Buyer in its jurisdiction of organization or incorporation;

(iii)         a legal opinion of Lindquist & Vennum P.L.L.P., counsel to Buyer in form and substance satisfactory to Seller and its counsel based on customary legal opinions for transactions like those contemplated by this Agreement; and

(iv)         any other documents or closing deliveries reasonably requested by Seller, including the documents described in Section 2.4 of this Agreement.

ARTICLE 9
MISCELLANEOUS

9.1.           Termination.

(a)       This Agreement may be terminated:

(i)           at any time prior to the Closing by mutual written agreement of Buyer and Seller;

(ii)          by Buyer, at any time prior to the Closing in the event that Seller is in breach, in any material respect, of the representations, warranties or covenants made by Seller in this Agreement; provided, that Seller shall have five (5) days to cure such breach following the receipt of written notice of Buyer’s election to terminate;

(iii)         by Seller, at any time prior to the Closing in the event that Buyer is in breach, in any material respect, of the representations, warranties or covenants made by Buyer in this Agreement; provided, that Buyer shall have five (5) days to cure such breach following the receipt of written notice of Seller’ election to terminate;

(iv)         by Seller or Buyer, at any time after December 31, 2009 if the Closing shall not have occurred by such date, unless the failure or delay resulted primarily from the breach of any representation, warranty, or covenant contained in this Agreement by the Party initiating such termination.

(b)       Any termination of this Agreement pursuant to Section 9.1(a)(ii), (iii) or (iv) shall be effected by written notice from Seller to Buyer (if Seller is the terminating party) or Buyer to Seller (if Buyer is the terminating party), which notice shall specify the basis therefor.  Any termination of this Agreement pursuant to Section 9.1(a)(ii), (iii) or (iv) shall not terminate the liability of any Party for any breach or default of any covenant or other agreement set forth in this Agreement which exists at the time of such termination.

9.2.           Transaction Expenses.  Buyer, Seller and the Company shall each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.3.           Amendments.  No amendment, modification or waiver of this Agreement will be effective unless specifically made in writing and duly signed by the Party to be bound thereby.  No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

9.4.           Successors and Assigns.  All covenants and agreements set forth in this Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer or Seller without the prior written consent of the other Parties.

9.5.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

9.6.           Notices.  All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be sent by facsimile with confirmation to the number specified below, personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section.

If to Buyer, addressed to:

Miles Capital Holdings, Inc.
1402 Tulip Tree Lane
West Des Moines, Iowa  50266
Tel:  (515) 333-1860
Fax:  (815) 331-1216
Attn:  David W. Miles, President and CEO

with a copy to:

Lindquist & Vennum, P.L.L.P.
4200 IDS Center
80 South Eighth Street
Minneapolis, MN  55402
Tel:  (612) 371-3211
Fax:  (612) 371-3207
Attn:  Jonathan B. Levy

If to Seller, addressed to:

West Bancorporation
1601 22nd Street
West Des Moines, Iowa  50266
Tel:  (515) 222-2311
Fax:  (515) 225-8032
Attn:  Doug Gulling, Executive Vice President and Chief Financial Officer

with a copy to:

Ahlers & Cooney P.C
100 Court Street
Des Moines, Iowa  50309
Tel:  (515) 246-0331
Fax:  515-243-2149
Attn:  Wade R. Hauser III

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the second day after deposit with a reputable overnight courier service, as the case may be.

9.7.           Schedules and Exhibits.  The exhibits and schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

9.8.           Counterparts.  The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which shall be an original and all of which together shall constitute one and the same instrument.  The Parties may deliver an executed copy of this Agreement (and an executed copy of any of the Transaction Documents contemplated by this Agreement) by facsimile or other electronic transmission to the other Party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other Transaction Document).

9.9.           No Third Party Beneficiaries.  Nothing in this Agreement is intended to confer or provide any rights, remedies or obligations of any nature whatsoever to any third party including but not limited to any employee of the Company, Seller or Buyer.

9.10.        Headings.  The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

9.11.        Entire Agreement.  Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are hereby terminated.

9.12.        Severability.  In case any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not effect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

9.13.        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.14.        Public Announcements.  Neither Seller nor Buyer shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the Parties, except as may be required by applicable Legal Requirements.  The Parties shall jointly agree on the content and substance of all public announcements concerning the transactions contemplated hereby.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:			SELLER:

MILES CAPITAL HOLDINGS, INC.			WEST BANCORPORATION, INC.

By:	/s/ David W. Miles		By:	/s/ David R. Milligan
Its:	President &	CEO	Its:	CEO

COMPANY:

WB CAPITAL MANAGEMENT INC.

			By:	/s/ Douglas R. Gulling
			Its:	CEO